As filed with the Securities and Exchange Commission on July 22, 2019
 Registration No. 333-

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STAR BULK CARRIERS CORP.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str. Maroussi 15124,
Athens, Greece
011-30-210-617-8400 (telephone number)
(Address and telephone number of
Registrant’s principal executive offices)

Star Bulk Carriers Corp.
c/o Star Bulk (USA) LLC
Attention: Hamish Norton
358 5th Ave., Suite 1207, New York, NY 10001
(646) 559-1140 (telephone number)
(Name, address and telephone
number of agent for service)

Copies to:
Georgia Mastagaki Co-General Counsel Star Bulk Carriers Corp. c/o Star Bulk Management Inc. 40 Agiou Konstantinou Str. Maroussi 15124, Athens, Greece 011-30-210-617-8400 (telephone number)	Lawrence G. Wee, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000 (telephone number) (212) 492-0052 (facsimile number)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Secondary Offering
Common Shares, par value $0.01, to be offered by the Selling Shareholder	2,966,260	$10.62	$31,501,681.20 (2)	$3,819

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of share splits, share dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices per share of the registrant’s common shares as reported on the Nasdaq Global Select Market on July 18, 2019.

The Registrant hereby amends this document on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to completion, dated July 22, 2019

PROSPECTUS

2,966,260 Common Shares
offered by the Selling Shareholder

The selling shareholder named in this prospectus, or Delphin Holdings, LLC (the “Selling Shareholder”), may sell in one or more offerings pursuant to this registration statement up to 2,966,260 of our common shares. The Selling Shareholder may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information about the Selling Shareholder and the times and manners in which it may offer and sell our common shares is described under the sections entitled “Selling Shareholder” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.

Our common shares are listed on the Nasdaq Global Select Market and the Oslo Børs under the symbol “SBLK.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 2 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                          , 2019

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ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the “Commission,” this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholder have authorized any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholder are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries. In addition, we use the term deadweight, or “dwt,” in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Any references to the Selling Shareholder shall be deemed to be references to each such additional selling shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could,” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charter rates and vessel values;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in demand in the dry bulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	our ability to meet requirements for additional capital and financing to grow our business;

•	the impact of our indebtedness and the restrictions in our debt agreements;

•	vessel breakdowns and instances of off-hire;

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management;

•	our ability to complete acquisition transactions as planned; and

•	other important factors described under the heading “Risk Factors.”

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in the 2018 20-F, as defined below, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933 (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read any document that we file on the Commission’s website (http://www.sec.gov). Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with or furnished to the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•
Annual Report on Form 20-F (the “2018 20-F”) for the year ended December 31, 2018, filed with the Commission on March 21, 2019, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we, the Selling Shareholder nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the Selling Shareholder is not and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
 c/o Star Bulk Management Inc.
 40 Agiou Konstantinou Str.
 Maroussi 15124, Athens, Greece
 011-30-210-617-8400 (telephone number)

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Information provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

OUR COMPANY

We are a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector.  Our vessels transport major bulks, which include iron ore, coal and grain and minor bulks which include bauxite, fertilizers and steel products.  We were incorporated in the Marshall Islands on December 13, 2006 and maintain offices in Athens, Oslo, New York, Cyprus and Geneva.  Our common shares trade on the Nasdaq Global Select Market and the Oslo Børs under the symbol “SBLK” and our 8.30% Senior Notes due 2022 are listed on the Nasdaq Global Market under the symbol “SBLKZ”. Taking into consideration the Delphin Vessel Acquisition and the sale of two vessels, discussed elsewhere herein, we expect to have a fleet of 118 vessels, with an aggregate capacity of 13.0 million dwt, consisting of Newcastlemax, Capesize, Post Panamax, Kamsarmax, Panamax, Ultramax and Supramax vessels with carrying capacities between 52,055 dwt and 209,537 dwt.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or “Star Maritime,” which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RECENT DEVELOPMENTS

Fleet Update

•	On March 6,2019 and March 8, 2019, we sold and delivered the Star Aurora, a 2000 built Capesize vessel, and Star Kappa, a 2001 built Supramax vessel, respectively, to their new buyers.

•
In April 2019, entities affiliated with E.R. Capital Holding GmbH & Cie. KG and we mutually waived our respective Put and Call Options relating to the four optional dry bulk vessels, as previously disclosed in the 2018 20-F.

•
On April 16, 2019, we took delivery of the Newcastlemax vessel Katie K (ex-HN 1388), with carrying capacity of 206,839 deadweight tons, built at Shanghai Waigaoqiao Shipbuilding Co., Ltd. (“SWS”). The vessel is financed under a bareboat lease with CSSC (Hong Kong) Shipping Company Limited (”CSSC”).

•
On May 27, 2019 we entered into an en bloc definitive agreement with entities controlled by Delphin Shipping, LLC (“Delphin”), an entity affiliated with Kelso & Company, pursuant to which we will acquire 11 operating dry bulk vessels (the “Delphin Vessels”) for an aggregate purchase price of $139.5 million (“Purchase Price”), which shall be paid in (a) $80.0 million of cash and (b) 4.503 million common shares of Star Bulk (the “Consideration Shares”) (collectively, the “Delphin Vessel Acquisition”). We have secured exhaust gas cleaning systems (the “Delphin Scrubbers”) for all of the Delphin Vessels with attractive delivery dates. The cash portion of the Purchase Price will be financed through proceeds of a new seven-year capital lease of up to $91.4 million with China Merchants Bank Leasing, and an additional tranche of $15.0 million for financing of the Delphin Scrubbers, Delphin has agreed not to sell, contract to sell, or otherwise dispose more than 2,251,685 of the Consideration Shares prior to November 23, 2019.

Below are the details for the Delphin Vessels:

The Delphin Vessels:
Name	YoB	Yard	DWT
Apus	2014	Jiangsu Hantong	63,100
Aquila	2012	Jiangsu Hantong	56,500
Cepheus	2012	Jiangsu Hantong	56,500
Columba	2012	Jiangsu Hantong	56,500
D. Centaurus	2012	Jiangsu Hantong	56,600
Dorado	2013	Jiangsu Hantong	56,500
Hercules	2012	Jiangsu Hantong	56,500
Hydrus	2013	Jiangsu Hantong	56,600
Leo	2013	Jiangsu Hantong	56,600
Pegasus	2013	Jiangsu Hantong	56,500
Pyxis	2013	Jiangsu Hantong	56,600
Total			628,500

As of July 22, 2019, we have consummated the acquisition of seven of the Delphin Vessels. We expect to consummate the acquisition of the remaining Delphin Vessels in the third quarter of 2019, subject to customary closing conditions. The technical management of the 11 Delphin Vessels will remain with an entity affiliated with Technomar Shipping Inc., while commercial management is being transitioned to Star Bulk at each closing. After giving effect to the Delphin Vessel Acquisition and the sale of two vessels discussed below, Star Bulk will have a fleet of 118 vessels on a fully delivered basis and aggregate cargo-carrying capacity of approximately 13.0 million deadweight tons.

•
On May 28, 2019, we took delivery of the Newcastlemax vessel Debbie H (ex-HN 1389), with carrying capacity of 206,861 deadweight tons, built at SWS. The vessel is financed under a bareboat lease with CSSC.

•	On June 21, 2019, we agreed to sell the Star Anna, a 2015 built Ultramax vessel which is expected to be delivered to her new owners in September 2019.

•	On July 8, 2019, we agreed to sell the Star Gamma, a 2002 built Supramax vessel which is expected to be delivered to her new owners by September 2019.

•
On July 15, 2019, we took delivery of the Newcastlemax vessel Star Ayesha (ex-HN 1390), with carrying capacity of 206,852 deadweight tons, built at SWS. The vessel is financed under a bareboat lease with CSSC.

Debt financing update
(Expressed in thousands of U.S. dollars)

•
On March 28, 2019, we entered into an amended and restated agreement with ING Bank N.V., London Branch, the “ING $100,600 Facility,” in order to increase the financing by $52,800, and to include additional borrowers, under the existing ING $47,800 Facility. The additional financing amount of $52,800 is available in four tranches. The first two tranches of $32,100 and $17,400, were drawn in March 2019 and April 2019, respectively, and used to refinance all outstanding amounts under the lease agreements of the Star Magnanimus and the ABY Asia. Both tranches are due seven years after the drawdown date. The remaining two tranches of $1,400 each, will be used to finance the acquisition and installation of scrubber equipment for the aforementioned vessels. The first was drawn in May 2019 (see below) and the second is expected to be drawn during 2019. Both tranches are to be repaid in 16 equal quarterly installments. The ING $100,600 Facility is also secured by a first priority mortgage on the two aforementioned vessels.

•
On March 29, 2019, we entered into an agreement to sell the Star Pisces and simultaneously entered into a bareboat charter party contract with SK Shipholding S.A. to bareboat charter this vessel for seven years, with a purchase obligation at the expiration of the bareboat term. The amount of $19,125 provided under the sale and lease back agreement was used to pay the outstanding amount of $11,671 under the NIBC facility.

•
In April 2019, we drew down an amount of $11,659 under the Atradius Facility, which was used to finance the acquisition of scrubber equipment. In May 2019, we drew down an amount of $9,385 and $1,400 under the DNB $310,000 Facility and ING $100,600 Facility, respectively, for the same purpose. The undrawn portion of scrubber related financing under all facilities following these drawdowns stands at $ 112,318.

•
On May 8, 2019, we entered into a loan agreement with Citibank N.A., London Branch, the “Citibank $62,600 Facility.” The aggregate amount of $62,563 drawn under this facility was used, together with cash on hand, to pay the outstanding amounts under the lease agreements of the Star Virgo and the Star Marisa. The Citibank $62,600 Facility is secured by a first priority mortgage on these two vessels and will mature in May 2024.

•
On May 22, 2019 we entered into an agreement to sell the Star Libra and simultaneously entered into a bareboat charter party contract with Ocean Trust Co. Ltd. to bareboat charter this vessel for seven years, with a purchase obligation at the expiration of the bareboat term. The amount of $33,950 provided under the sale and lease back agreement will be used to pay the outstanding amount under the lease agreement of the Star Libra, in July 2019.

•
On May 24, 2019, we entered into a loan agreement with CTBC Bank Co., Ltd, the “CTBC Facility,” for an amount of $35,000, which was used to refinance the outstanding amount under the lease agreement of the ABOY Karlie. The CTBC Facility is secured by first priority mortgage on the aforementioned vessel and will mature in May 2024.

•
In June 2019, we entered into a committed term sheet with Kyowa Sansho to sell the Star Challenger and simultaneously enter into a bareboat charter party contract with Kyowa Sansho to bareboat charter this vessel for 11 years, with a purchase obligation at the expiration of the bareboat term. The amount of $15,000 provided under the sale and lease back agreement will be used to pay the outstanding amount of approximately $10,874 under the HSH Nordbank AG $35,000 Facility.

•
In July 2019, we entered into a loan agreement with a wholly owned subsidiary of NTT Finance Corporation, the “NTT Facility,” for an amount of $17,500 which will be used to refinance the outstanding amount of the Star Aquarius of approximately $11,161 under the “NIBC $32,000 Facility.” The NTT Facility will be secured by first priority mortgage on the aforementioned vessel and will mature in July 2026.

•
In July, 2019, we entered into a committed term sheet with China Export-Import Bank for the financing of up to $106,470 (the “CEXIM $106,470 Facility”). The facility will be available in three tranches of $35,490 each and will be used to finance the outstanding amounts under the lease agreements of the Katie K, the Debbie H and the Star Ayesha . The three tranches are expected to be drawn in September 2019, August 2019 and October 2019, respectively, and will each mature 10 years after its drawdown date. The CEXIM $106,470 Facility will be secured by first priority mortgages on the three aforementioned vessels.

Update share count

During 2019, we repurchased 1,535,322 of our common shares in open market transactions at an average price of $7.45 for aggregate consideration of $11.4 million, pursuant to the previously announced share repurchase program. The repurchased shares were cancelled and removed from our share capital. In addition, in June 2019, we announced the purchase of 1,020,000 shares from a non-related party shareholder in a private transaction at a price of $8.40 per share, for an aggregate consideration of $8.6 million. The repurchase transaction was completed in July 2019. Following the above-mentioned repurchases and cancellation of our shares, we have 93,696,260 common shares outstanding as of the date of this prospectus.

Equity Incentive Plan

On May 22, 2019, our Board of Directors adopted the 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”) and reserved for issuance 900,000 common shares thereunder. The terms and conditions of the 2019 Plan are substantially similar to the terms and conditions of our previous equity incentive plans. On the same date, 885,000 restricted common shares were granted to certain of our directors, officers and employees of which 685,462 restricted common shares vest in August 2019, 99,769 restricted common shares vest in August 2020 and the remaining 99,769 restricted common shares vest in August 2022.  The fair value of each share was $8.13, based on the closing price of our common shares on May 22, 2019.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in the 2018 20-F and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Any of the referenced risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

USE OF PROCEEDS

We will not receive any proceeds from sales of common shares by the Selling Shareholder.

CAPITALIZATION

The following table sets forth our capitalization table as of December 31, 2018, on

•	an actual basis;
•	an as adjusted basis to give effect to the following events that have occurred between January 1, 2019 and June 25, 2019:
•	scheduled loan and lease payments and prepayments due to sale of vessels of $76.3 million;
•
the repayment in full of (i) an aggregate of $267.5 million outstanding under several lease agreements and (ii) $11.7 million outstanding under a loan agreement, due to the refinancing of these lease and loan agreements, as described under “Recent Developments – Debt Financing update;”

•
the drawdown of $304.7 million in aggregate under several new credit facilities and one lease agreement, which were used to refinance the above mentioned lease and loan agreements and partly finance the acquisition of the Star Marianne and the Star Janni;

•	the drawdown of $22.4 million in aggregate under three credit facilities, which was used to finance the acquisition of scrubber equipment for our vessels;
•	the incurrence of a $65.3 million lease obligation in connection with the three OCC Vessels (as defined in the 2018 20-F);
•	the issuance of $10.06 million of equity in the form of 999,336 common shares as part of the consideration for the acquisition of the Star Marianne and the Star Janni; and
•
the repurchase of 1,535,322 of our common shares in open market transactions as part of our repurchase program for an aggregate consideration of $11.4 million, which common shares, along with 341,363 common shares that were repurchased during the fourth quarter of 2018, were cancelled in 2019; and

•
an as further adjusted basis to give effect to the issuance of (i) 2,966,260 number of shares and the incurrence of $59.4 million lease obligations in connection with the delivery of the first seven Delphin Vessels to us on July 15, 2019 and July 16, 2019 and (ii) the repurchase and cancellation of 1,020,000 of our common shares from a non-related party shareholder in a private transaction for an aggregate consideration of $8.6 million.

	As of December 31, 2018
	Actual	As Adjusted	As Further Adjusted (2)
	(dollars in thousands except per share and share data)
Capitalization:
8.30% 2022 Notes (net of unamortized debt issuance costs of $1,590)	$48,410	$48,410	$48,410
Other outstanding debt including capital lease commitments (net of unamortized debt issuance costs of $13,972)	1,393,588	1,430,552	1,489,917
Total debt (including current portion)(1)	$1,441,998	$1,478,962	$1,538,327
Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	-	-	-
Common shares, $0.01 par value; 300,000,000 shares authorized 92,627,349 shares issued and 92,285,986 shares (net of treasury shares) outstanding on an actual, 91,750,000 issued and outstanding on an as adjusted basis and 93,696,260 issued and outstanding on an as further adjusted basis; respectively	926	918	937
Additional paid-in capital	2,502,429	2,497,890	2,521,317
Treasury shares (341,363 on an actual, nil on an as adjusted basis and on an as further adjusted basis; respectively)	(3,145)	-	-
Accumulated deficit	(980,165)	(980,165)	(980,165)
Total shareholders’ equity	1,520,045	1,518,643	1,542,089
Total capitalization	$2,962,043	2,997,605	3,080,416

(1)	With the exception of the 2022 Notes, all of our debt is secured. Any debt to be obtained will also be secured.

(2)
The As Further Adjusted column does not take into account the effect of (i) the issuance of the remaining 1,537,110 number of shares to Delphin and (ii) the additional incurrence of lease obligations of $32.1 million in connection with the delivery of the remaining four Delphin Vessels to us which is expected to take place in August 2019.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since December 31, 2018. This table should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements and related notes included in the 2018 20-F. If necessary, updated information on our capitalization will be included in a prospectus supplement.

SELLING SHAREHOLDER

The following table sets forth information with respect to the beneficial ownership of our common shares held as of July 22, 2019 by the Selling Shareholder. The Selling Shareholder is offering an aggregate of up to 2,966,260 common shares, which were previously acquired. The Selling Shareholder may sell some, all or none of its shares covered by this prospectus.  The amounts and information set forth below are based upon information provided to us by the Selling Shareholder. The percentage of beneficial ownership for the following table is based on 93,696,260 common shares outstanding as of July 22, 2019.

To our knowledge, the Selling Shareholder has sole voting and investment power with respect to all common shares shown in the table. The Selling Shareholder has not had any position, office or other material relationship with us or our affiliates within the past three years. In addition, based on information provided to us, the Selling Shareholder did not acquire the common shares outside the ordinary course of business or, at the time of its acquisition of such shares, have any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares. Information concerning the Selling Shareholder may change from time to time, and any changes will be set forth in supplements to this prospectus to the extent required.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby		Percentage of the Class Following the Offering
Delphin Holdings, LLC (1)(2)	2,966,260	3.17%	2,966,260	(3)	0%

(1)
Delphin Holdings, LLC, a Marshall Islands limited liability company, is the sole member of Delphin Shipping, LLC, a Marshall Islands limited liability company. Delphin Shipping, LLC is the sole member of each of Apus Shipping LLC, Aquila Shipping LLC, Cepheus Shipping LLC, Dorado Shipping LLC, Hercules Shipping LLC, Leo Shipping LLC, and Pegasus Shipping LLC.

(2)
Kelso GP VIII (Cayman) Ltd. (“GP VIII LTD”) is the general partner of Kelso GP VIII (Cayman), L.P. (“GP VIII LP”). GP VIII LP is the general partner of KIA VIII (International), L.P. (“KIA VIII” and, together with GP VIII LTD and GP VIII LP, the “KIA Entities”). KEP VI (Cayman) GP Ltd. (“KEP VI GP LTD”) is the general partner of KEP VI (Cayman), L.P., (“KEP VI” and, together with KEP VI GP LTD, the “KEP Entities”). KIA VIII, KEP VI, and Sophocles Zoullas own 100% of the units of Delphin Holdings, LLC. The KIA Entities and the KEP Entities, due to their common control, could be deemed to beneficially own each of the other’s securities. Each of the KIA Entities and the KEP Entities disclaims such beneficial ownership and this table and related footnotes shall not be deemed an admission of beneficial ownership of such securities for any purpose. Each of the KIA Entities, due to their common control, could be deemed to beneficially own each other’s securities. GP VIII LTD disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LP and KIA VIII, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this table and related footnotes shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. GP VIII LP disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LTD and KIA VIII, except, in the case of KIA VIII, to the extent of its pecuniary interest therein, and the inclusion of these securities in this table and related footnotes shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KIA VIII disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by each of GP VIII LTD and GP VIII LP, and the inclusion of these securities in this table and related footnotes shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. Each of the KEP Entities, due to their common control, could be deemed to beneficially own each other’s securities. KEP VI GP LTD disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI, except to the extent of its pecuniary interest therein, and the inclusion of these securities in this table and related footnotes shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. KEP VI disclaims beneficial ownership of all of the securities owned of record, or deemed beneficially owned, by KEP VI GP LTD, and the inclusion of these securities in this table and related footnotes shall not be deemed an admission of beneficial ownership of all the reported securities for any purpose. Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro, James J. Connors, II, Church M. Moore, Stanley de J. Osborne, Christopher L. Collins, A. Lynn Alexander, Howard A. Matlin, Henry Mannix, III, Stephen C. Dutton and Matthew S. Edgerton (the “Kelso Individuals”) are directors of GP VIII LTD and KEP VI GP LTD. The Kelso Individuals, by virtue of their status as directors of GP VIII LTD and KEP VI GP LTD, may be deemed to share beneficial ownership of securities owned of record or beneficially owned by GP VIII LTD, GP VIII LP, KIA VIII, KEP VI GP LTD, and KEP VI but disclaim beneficial ownership of such securities, and this table and related footnotes shall not be deemed an admission that any of the Kelso Individuals are the beneficial owner of these securities for any purpose.

(3)
As part of the Delphin Vessel Acquisition, the Selling Shareholder has agreed not to sell, contract to sell, or otherwise dispose more than 2,251,685 of the Consideration Shares prior to November 23, 2019.

PLAN OF DISTRIBUTION

The Selling Shareholder may sell our common shares, to or through underwriters, agents, brokers or dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices (which may be changed), or at varying prices determined at the time of sale.

As part of the Delphin Vessel Acquisition, the Selling Shareholder has agreed not to sell, contract to sell, or otherwise dispose more than 2,251,685 of the Consideration Shares prior to November 23, 2019.

The Selling Shareholder may sell our common shares included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	an over-the-counter distribution;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•
trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the common shares on the basis of parameters described in such trading plans;

•	otherwise through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, the Selling Shareholder may enter into option, share lending or other types of transactions that require the Selling Shareholder to deliver our common shares to an underwriter or a broker-dealer, who will then resell or transfer the common shares under this prospectus. The Selling Shareholder also may enter into hedging transactions with respect to our common shares. For example, the Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by underwriters or broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•
enter into option or other types of transactions that require the Selling Shareholder to deliver common shares to an underwriter or broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to an underwriter or broker-dealer (including pursuant to a margin loan), who may sell the loaned shares or, in the event of default, sell the pledged shares.

The Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of common shares covered by this prospectus. The Selling Shareholder might not sell any common shares under this prospectus. In addition, any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Shareholder or borrowed from the Selling Shareholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from the Selling Shareholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of the Selling Shareholder or in connection with a concurrent offering of other securities.

Common shares may also be exchanged for satisfaction of the Selling Shareholder’s obligations or other liabilities to its creditors. Such transactions may or may not involve broker-dealers.

The Selling Shareholder and any broker-dealers or other persons acting on behalf of the Selling Shareholder that participate with the Selling Shareholder in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed the Selling Shareholder that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholder in the market.

Some of the underwriters, dealers or agents used by the Selling Shareholder in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for the Selling Shareholder or its affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with the Selling Shareholder to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by the Selling Shareholder for certain expenses.

To the extent required by the Securities Act, a prospectus supplement will be distributed at the time that any particular offering of common shares is made, setting forth the terms of the offering, including the aggregate number of common shares being offered; the purchase price of the common shares and the proceeds the Selling Shareholder will receive from the sale of the common shares; the initial offering price of the common shares; the names of any underwriters, dealers or agents; any discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or re-allowed or paid to underwriters, dealers or agents; any securities exchanges on which the common shares may be listed; the method of distribution of the common shares; the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and any other information we think is important. Furthermore, the Selling Shareholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the common shares are offered, it will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of the Selling Shareholder’s common shares. However, an underwriter, in its sole discretion, may release any of the common shares subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements common shares exercised and/or sold pursuant to trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholder’s common shares on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by the Selling Shareholder under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or “FINRA,” formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our fourth amended and restated articles of incorporation, or our “Articles,” our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus.

Common Shares

As of June 25, 2019, we had 91,750,000 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors (the “Board of Directors”) out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Reverse Stock Split

On June 20, 2016, we effected the June 2016 Reverse Stock Split. The June 2016 Reverse Stock Split reduced the number of the Company’s shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Equity Incentive Plans

On May 9, 2016, February 22, 2017, February 27, 2018 and May 22, 2019, respectively, the Board of Directors approved the 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), the 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) the 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”) and the 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan” and collectively, the “Equity Incentive Plans”), under which officers, key employees, directors, and consultants of the Company and its subsidiaries are eligible to receive options to acquire common shares, shares appreciation rights, restricted shares and other share-based or share-denominated awards. We reserved a total of 940,000 common shares, 950,000 common shares, 700,000 common shares and 900,000 common shares for issuance under the Equity Incentive Plans, subject to further adjustment for changes in capitalization as provided in the plans. The purpose of the Equity Incentive Plans is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plans enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The Equity Incentive Plans are administered by our compensation committee, or such other committee of the Board of Directors as may be designated by the Board of Directors. The Equity Incentive Plans permit issuance of restricted shares, grants of options to purchase common shares, share appreciation rights, restricted shares, restricted share units and unrestricted shares.

Under the terms of the Equity Incentive Plans, share options and share appreciation rights granted under the Equity Incentive Plans have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the administrator of the Equity Incentive Plans, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and share appreciation rights are exercisable at times and under conditions as determined by the administrator of the Equity Incentive Plans, but in no event will they be exercisable later than ten years from the date of grant.

The administrator of the Equity Incentive Plans may grant common shares of restricted shares and awards of restricted share units subject to vesting and forfeiture provisions and other terms and conditions as determined by the administrator of the Equity Incentive Plans. Upon the vesting of a restricted share unit, the award recipient will be paid an amount equal to the number of restricted share units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the administrator of the Equity Incentive Plans. The administrator of the Equity Incentive Plans may grant dividend equivalents with respect to grants of restricted share units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the Equity Incentive Plans), unless otherwise provided by the administrator of the Equity Incentive Plans in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The Board of Directors may amend or terminate the Equity Incentive Plans and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholders’ approval of Equity Incentive Plans amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the Board of Directors, the Equity Incentive Plans will expire ten years from the date on which the Equity Incentive Plans was adopted by the Board of Directors.

On January 7, 2019, our Board of Directors and Compensation Committee established an incentive program for key employees, pursuant to which an aggregate of 4,000,000 restricted share units (each, a “RSU”) will be issued. Each RSU represents, upon vesting, a right for the relevant beneficiary to receive one common share of the Company. The RSUs are subject to the satisfaction of certain performance conditions, which apply if our fleet performs better than relevant dry bulk charter rate indices as reported by the Baltic Exchange (the “Indices”) during 2020 and 2021. The RSUs start to vest if the Company’s fleet performs better than the Indices by at least $120,000,000, and vest in increasing amounts if and to the extent the performance of our fleet exceeds those of the relative to the Indices by up to an aggregate of $300,000,000. We take the view that the current likelihood of vesting of these RSUs does not meet a “more likely than not” standard under US GAAP, and as a result no charge will be amortized through our statement of operations, until vesting becomes probable. Subject to the vesting conditions being met on April 30, 2021 and April 30, 2022 (each, a “Vesting Date”) two million RSUs will vest on each Vesting Date, and the relevant common shares of the Company will be issued and distributed to the relevant beneficiaries as per the allocation of the Board of Directors. Any non-vested RSUs at the applicable Vesting Date will be cancelled.

The terms and conditions of the Equity Incentive Plans are substantially similar to those of the previous plans. All of the common shares that were granted under 2016 Equity Incentive Plan and 2017 Equity Incentive Plan were issued and vested in full, whereas there are 71,500 common shares unvested from the 2018 Equity Incentive Plan, as of the date of this prospectus. In addition, as of the date of this prospectus all 885,000 common shares granted under the 2019 Equity Incentive Plan remain unvested and 101,074 common shares are available under the 2016, 2017, 2018 and 2019 Equity Incentive Plans.

Share Repurchase Program

On November 29, 2018, our Board of Directors authorized a share repurchase program (the “Share Repurchase Program”) to purchase up to an aggregate of $50.0 million of our common shares.  The timing and amount of any repurchases will be in the sole discretion of our management team, and will depend on legal requirements, market conditions, share price, alternative uses of capital and other factors.  Repurchases of common shares may take place in privately negotiated transactions, in open market transactions pursuant to Rule 10b-18 of the Exchange Act and/or pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act.  We are not obligated under the terms of the Share Repurchase Program to repurchase any of its common shares.  The Share Repurchase Program has no expiration date and may be suspended or terminated by us at any time without prior notice.  We will cancel common shares repurchases as part of this program.  Please see the section of this prospectus entitled “Recent Developments – Updated share count” for further information on our share repurchase program.

Preferred Shares

Under the terms of our Articles, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of preferred shares. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares represented at the meeting. There is no provision for cumulative voting.

Our Board of Directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Board of Directors may change the number of directors, but may not reduce the number to be less than three directors, only by a vote of not less than 66 2/3% of the entire Board of Directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Third Amended and Restated Bylaws, or “Bylaws,” provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Marshall Islands Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Our Board of Directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA if for the shares of any class or series of shares, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Blank Check Preferred Shares

Our Articles authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting shares that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of common shares under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our Board of Directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the Board of Directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2/3% of the entire Board of Directors;

•
the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•
we shall indemnify directors and officers to the full extent permitted by law, and we shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting shares or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the common shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$3,819
FINRA filing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and typesetting expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

Certain matters of Marshall Islands law will be passed upon for the Selling Shareholder by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. as of and for the year ended December 31, 2018, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2018 have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

The consolidated financial statements of Star Bulk Carriers Corp. as of December 31, 2017 and for each of the two years in the period then ended appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2018, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

STAR BULK CARRIERS CORP.

2,966,260 Common Shares
 offered by the Selling Shareholder

PROSPECTUS

, 2019

Part II
 Information Not Required in the Prospectus

Item 8.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers and Limitation of Liability

I.	Article VI of the Third Amended and Restated Bylaws of the Registrant provides as follows:

1.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

3.
To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

4.
Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court having proper jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

a.	by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

b.	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

c.	by the shareholders.

5.
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.

6.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article VI.

8.
For purposes of this Article VI, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

9.
For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VI.

10.
The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

11.
No director or officer of the Company shall be personally liable to the Company or to any shareholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

There is currently no pending material litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought.

Section 60 of the Marshall Islands Business Corporations Act (the “MIBCA”) provides as follows:

Indemnification of directors and officers:

1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the “Exhibit Index”).

Item 10.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)–(d)	Not applicable.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)–(g)	Not applicable.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)	Not applicable.

(k)	Not applicable.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Form of Share Certificate (filed as Exhibit 2.1 of the Company’s Form 20-F for the year ended December 31, 2014, which was filed with the Commission on April 8, 2015)
10.1	2019 Equity Incentive Plan
5.1	Opinion of Legality of Seward & Kissel LLP counsel to the Company as to the validity of the common shares
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm Ernst & Young (Hellas) Certified Auditors Accountants S.A.
23.3	Consent of Independent Registered Public Accounting Firm (Deloitte Certified Public Accountants S.A.)

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on July 22, 2019.

STAR BULK CARRIERS CORP.

By:	/s/ Petros Pappas
Name:	Petros Pappas
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Georgia Mastagaki, Sophia Damigou, Christos Begleris, Simos Spyrou, Hamish Norton, Spyros Capralos and Petros Pappas his true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on July 22, 2019 in the capacities indicated.

Signature	Title

/s/ Petros Pappas	Chief Executive Officer (Principal Executive Officer) of Star Bulk Carriers Corp.
Petros Pappas
Class C Director of Star Bulk Carriers Corp.

Signature	Title

/s/ Simos Spyrou	Co-Chief Financial Officer (co-Principal Financial Officer and co-Principal Accounting Officer) of Star Bulk Carriers Corp.
Simos Spyrou

Signature	Title

/s/ Christos Begleris	Co-Chief Financial Officer (co-Principal Financial Officer and co-Principal Accounting Officer) of Star Bulk Carriers Corp.
Christos Begleris

Signature	Title

/s/ Spyros Capralos	Non-Executive Chairman and Class C Director of Star Bulk Carriers Corp.
Spyros Capralos

Signature	Title

/s/ Tom Søfteland	Class A Director of Star Bulk Carriers Corp.
Tom Søfteland

Signature	Title

/s/ Koert Erhardt	Class B Director of Star Bulk Carriers Corp.
Koert Erhardt

Signature	Title

/s/ Roger Schmitz	Class B Director of Star Bulk Carriers Corp.
Roger Schmitz

Signature	Title

/s/ Mahesh Balakrishnan	Class A Director of Star Bulk Carriers Corp.
Mahesh Balakrishnan

Signature	Title

/s/ Arnie Blystad	Class C Director of Star Bulk Carriers Corp.
Arnie Blystad

Signature	Title

/s/ Raffaele Zagari	Class C Director of Star Bulk Carriers Corp.
Raffaele Zagari

Signature	Title

/s/ Emily Stephens	Class B Director of Star Bulk Carriers Corp.
Emily Stephens

Signature	Title

/s/ Nikolaos Karellis	Class A Director of Star Bulk Carriers Corp.
Nikolaos Karellis

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of the Registrant, has signed this registration statement in the City of Newark, State of Delaware, on July 22, 2019.

STAR BULK (USA) LLC

By:	/s/ Hamish Norton
Name:	Hamish Norton
Title:	Officer